Exhibit 10.1

COMMUTATION AND RELEASE AGREEMENT

This Commutation and Release Agreement (the “Commutation Agreement”), dated July 20, 2009, is entered into by and among Ambac Assurance Corporation (“AAC”), Ambac Assurance UK Limited (“AUK” and, collectively with AAC, the “Company”) and Radian Asset Assurance Inc. (the “Reinsurer”). Each of the Company and the Reinsurer are referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Reinsurer and the Company have entered into certain reinsurance agreements identified on the attached Appendix A-1 (the “Reinsurance Agreements”), under each of which the Reinsurer reinsures certain policies issued by the Company (the “Reinsured Policies”); and

WHEREAS, the Reinsurer and the Company have entered into certain reinsurance agreements identified on the attached Appendix A-2 (the “Retained Agreements”), under each of which the Reinsurer reinsures certain policies issued by the Company (the “Retained Policies”); and

WHEREAS, the Reinsurer and the Company have agreed that the Company shall reassume all of the Reinsured Policies under each of the Reinsurance Agreements; and

WHEREAS, the Reinsurer and the Company have agreed that the Reinsurer shall continue to reinsure all of the Retained Policies according to the Retained Agreements; and

WHEREAS, the Company and the Reinsurer now desire to terminate the reinsurance provided in each of the Reinsurance Agreements and fully and finally settle and commute their respective obligations and liabilities under each of the Reinsurance Agreements on the Effective Date (as defined in paragraph 1 below) on the terms and subject to the conditions set forth in this Commutation Agreement; and

WHEREAS, the Reinsurer has offered to pay, and the Company has agreed to accept, an all-inclusive net amount payable by the Reinsurer in respect of the Reinsurer’s past, present, and future obligations and liabilities under the Reinsurance Agreements comprised of a settlement payment of US One Hundred Million Dollars ($100,000,000.00) and payment of invoices submitted by the Company in respect of the Reinsurance Agreements through the Effective Date in an amount equal to US Four Million Two Hundred Seventy One Thousand Six Hundred Four and 43/100Dollars ($4,271,604.43), or a total of US One Hundred Four Million Two Hundred Seventy One Thousand Six Hundred Four and 43/100 Dollars ($104,271,604.43) (the “Settlement Amount”); such Settlement Amount to be paid in the manner set forth herein;

NOW, THEREFORE, in consideration of the covenants set forth herein and the payments to be made hereunder, it is agreed by and between the Company and the Reinsurer as follows:

1. Effective as of 12:01 a.m., Eastern time, on July 1, 2009 (such date being the “Effective Date”), and subject to the provisions hereof, it is mutually agreed by and between the

Company and the Reinsurer that the reinsurance under the Reinsurance Agreements shall be fully and finally commuted and shall terminate.

2. No later than the close of business on July 24, 2009 (the “Payment Date”), the Reinsurer shall pay the Settlement Amount to the Company in immediately available funds (in United States currency) by wire transfer to the account of the Company as shown on Appendix B hereto. If payment of the Settlement Amount in such manner is not made on or prior to the Payment Date, the agreement set forth in paragraph 1 above shall be void and the Effective Date shall be deemed to have not occurred. The Company shall accept the Settlement Amount on or prior to the Payment Date as full and final settlement of any and all amounts claimed heretofore or hereinafter to be due by the Reinsurer to the Company relating to arising under or in respect of the Reinsurance Agreements including, without limitation, any and all amounts due or claimed to be due relating to, or arising out of, or in any way related to any Reinsured Policies. Upon receipt of the Settlement Amount on or prior to the Payment Date, the Company will execute and deliver to the Reinsurer a receipt in the form of the attached Appendix C.

3. As of the Effective Date, the Company unconditionally hereby releases and discharges the Reinsurer, its predecessors, and their past and present parents, affiliates, agents, officers, directors, shareholders, policyholders, successors and assigns (collectively, the “Reinsurer Released Parties”) from any and all liabilities, including but not limited to, all obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, doings, omissions, costs, expenses and/or losses whatsoever, whether known or unknown, reported or unreported, and whether arising in the past, present or future, which the Company, its predecessors and its successors ever had, now have, or hereafter may have whether grounded in law or in equity, in contract or in tort (including, without limitation, any claims based on fraud, bad faith, or extra-contractual liabilities), whether known or unknown, against the Reinsurer Released Parties by reason of any matter whatsoever arising out of the Reinsurance Agreements or the Trust Agreement (as defined in paragraph 11 below), including, without limitation, those arising under the Reinsured Policies, it being the intention of the parties that this Commutation Agreement operate as a full and final settlement of the Reinsurer Released Parties’ current and future liabilities to the Company, its predecessors and its successors under said Reinsurance Agreements and the Trust Agreement, including, without limitation, those arising under the Reinsured Policies, notwithstanding any provision to the contrary in any of the Reinsurance Agreements or the Trust Agreement; it being understood and agreed that any release or discharge contemplated by this paragraph 3 with respect to the Trust Agreement shall be subject to the provisions of paragraph 11 of this Commutation Agreement.

4. As of the Effective Date, the Reinsurer unconditionally hereby releases and discharges the Company, its predecessors, and their past and present parents, affiliates, agents, officers, directors, shareholders, policyholders, successors and assigns (collectively, the “Company Released Parties”) from any and all liabilities, including, but not limited to, all obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, doings, omissions, costs, expenses and/or losses whatsoever, whether known or unknown, reported or unreported, and whether arising in the past, present or future, which the Reinsurer, its predecessors and successors ever had, now have, or hereafter may have whether grounded in law or equity, in contract or in tort (including, without limitation, any claims based on fraud, bad faith, or extra-contractual liabilities), whether known or unknown, against the Company Released Parties by reason of any matter whatsoever arising out of the Reinsurance Agreements or the Trust Agreement, including, without limitation, those arising under the Reinsured Policies, it being the intention of the parties that this Commutation Agreement operate as a full and final settlement of the Company Released Parties’ current and future liabilities to the Reinsurer, its predecessors and its successors under said Reinsurance Agreements and the Trust Agreement, including, without limitation, those arising under the Reinsured Policies, notwithstanding any provision to the contrary in any of the Reinsurance Agreements or the Trust Agreement; it being understood and agreed that any release or discharge contemplated by this paragraph 4 with respect to the Trust Agreement shall be subject to the provisions of paragraph 11 of this Commutation Agreement.

5. The Parties each acknowledge that the payment of the Settlement Amount as described in paragraph 1 herein is a complete accord, satisfaction, settlement and commutation of all the liability and obligations of each party under the Reinsurance Agreements and the Reinsured Policies. The Parties further agree that, notwithstanding the foregoing paragraphs, or anything to the contrary herein, this Commutation Agreement shall not alter the rights and obligations of the Parties in respect of the Retained Agreements and the Retained Policies reinsured by the Reinsurer thereunder.

6. The Reinsurer and the Company agree that, as of the Effective Date, the six notices of termination, dated May 20, 2009, from AAC to the Reinsurer shall be deemed to be withdrawn and of no further force or effect.

7. The Reinsurer and the Company agree that each will maintain the confidentiality of this Commutation Agreement, including the specific terms of the commutation and the Settlement Amount, except to the extent required by law, regulation or order, and except as may be made:

a)	to either Party’s affiliates, directors, internal or external legal counsel, auditors and accountants;

b)	to rating agencies in connection with their ratings of the Reinsurer or the Company or to government-sponsored enterprises in connection with their review of such Party’s insured portfolio or financial condition;

c)	to any regulator or other governmental entity with jurisdiction (or purporting to have jurisdiction) over the disclosing Party;

d)	as reasonably determined by the disclosing Party to be reasonably required for proper disclosure in the disclosing Party’s (or any affiliate’s) GAAP or statutory financial statements, in any earnings release, or in any report filed by the disclosing Party (or any affiliate) with any state insurance commissioner’s office or with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934;

e)	in connection with litigation or arbitration to which the disclosing Party is subject;

f)	in press releases or similar announcements made by such Party or its affiliates so long as such press releases or announcements do not specifically refer to the portion of the Settlement Amount that is not based upon loss reserves or unearned premium reserves (except to the extent described in clause (d) above).

The Reinsurer and the Company will have no obligation of confidentiality in respect of any information that may be generally available to the public or become available to the public other than as a result of a breach of such Partys’ obligations pursuant to this paragraph 7. Each Party acknowledges the other’s right to refer to the commutation in discussions with third parties, but specifically agrees that neither will issue, nor approve for issuance, any press or media releases regarding the fact of this Commutation Agreement or the subject matter hereof except as specifically permitted by this paragraph 7.

8. This Commutation Agreement is the product of arm’s length negotiations and the terms of this Commutation Agreement have been completely read and fully understood and voluntarily accepted by both the Company and Reinsurer, having the benefit of the advice of counsel. The Parties further state their intent to release known and unknown, and past, present and future, claims on the terms set forth herein and expressly waive and disavow the application of any statutory or common law protection against the release of unknown or future claims.

9. The rights, duties and obligations of the Commutation Agreement shall be final and binding upon and inure to the benefit of the parties hereto and their respective successors, liquidators, receivers and assigns.

10. Each Party represents and warrants to the other Party that:

a)	Such Party is a corporation in good standing in its jurisdiction of domicile, and that this Commutation Agreement is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

b)	Such Party is fully authorized and empowered to execute and deliver this Commutation Agreement; that the person executing this Commutation Agreement on behalf of such Party is fully authorized to do so; and that there are no pending conditions, agreements, transactions, filings or negotiations to which such Party is a party that could render this Commutation Agreement or any part thereof void, voidable or unenforceable.

c)	There is no authorization, consent or approval of any government or regulatory authority that is required to make this Commutation Agreement valid, enforceable in accordance with its terms and binding upon such Party, except such authorization, consent or approval as has been obtained prior to the date hereof.

d)	No claim or account being paid, settled, released or terminated hereunder has previously been assigned, novated or transferred, nor will such claim be assigned, novated or transferred, to another person or entity.

e)	No order has been made or petition presented or other step taken or contemplated for such Party to be wound up or for the appointment of a liquidator, provisional liquidator, receiver, administrator or other like office holder under the laws of any jurisdiction whatsoever.

f)	The execution and delivery of, giving effect to, and performance of, such Party’s obligations under this Commutation Agreement do not conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of such Party or its affiliates pursuant to, the charter or bylaws or other organizational document of such Party or its affiliates or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which such Party or any of its affiliates is a party or bound or to which such Party’s of any of its affiliates’ property is subject.

g)	The execution and delivery of, giving effect to, and performance of, such Party’s obligations under this Commutation Agreement do not contravene, or fail to comply with, any applicable laws to the extent such contravention or failure would result in this Commutation Agreement or any material provision hereof being void, voidable or unenforceable.

h)	Such Party is acting for its own account and has made its own independent decision to enter into this Commutation Agreement based upon its own judgment and without reliance on any information provided or made available by, or any communication of, another Party hereto.

i)	Such Party has conducted a diligent, thorough and good faith search of the books and records of itself and its affiliates, and that, after conducting such a search, does not know of, or have reason to suspect the existence of, any actual or alleged agreement whereby the Reinsurer reinsures the Company or any of its affiliates, other than the Reinsurance Agreements and the Retained Agreements.

j)	The Settlement Amount represents fair value for the transactions contemplated by this Commutation Agreement.

AAC represents and warrants to the Reinsurer that it is the successor to AMBAC Indemnity Corporation, and has full power and authority to enter into this Commutation Agreement in such capacity. AAC and AUK each jointly and severally represent and warrant to the Reinsurer that they collectively possess full title, right and interest in respect of the Reinsurance Agreements and any claims released herein, that they have full power and authority to effect the releases granted herein, and that no other person has any right or authority to claim as or through any reinsured under the Reinsurance Agreements.

Furthermore, the Company represents and warrants to the Reinsurer that (x) the Wisconsin Office of the Commissioner of Insurance (together with any other regulator requiring advance notice of the transactions contemplated by this Commutation Agreement) has been advised of the terms of this Commutation Agreement and has not objected to such terms and (y) it has not withdrawn any funds from the Trust Account (as defined in the Trust Agreement referenced in paragraph 11 below).

The Reinsurer represents and warrants to the Company that it is the successor to Enhance Reinsurance Company, and has full power and authority to enter into this Commutation Agreement in such capacity. Radian Asset Assurance Inc. represents and warrants to the Company that it possesses full title, right and interest in respect of the Reinsurance Agreements and any claims released herein, that it has full power and authority to effect the releases granted herein, and that no other person has any right or authority to claim as or through any reinsurer under the Reinsurance Agreements.

11. The Reinsurer and the Company agree that on or promptly following the date hereof, the Parties shall deliver to Northern Trust Company of New York, as trustee (the “Trustee”) under the Trust Account Agreement dated as of August 3, 2006 among the Parties and the Trustee (the “Trust Agreement”) such notices and instructions as may be necessary to withdraw and transfer from the Trust Account (as defined in the Trust Agreement) to the Reinsurer all assets held in the Trust Account and to terminate the Trust Agreement; including providing the Trustee and the Trust such releases and discharges from liability as the Trustee may reasonably request. Notwithstanding anything contained in this Commutation Agreement to the contrary, the releases and discharges contemplated by paragraphs 3 and 4 of this Commutation Agreement with respect to the Trust Agreement shall become effective only upon the transfer of all assets held in the Trust Account to the Reinsurer. The Reinsurer represents and warrants that, to the best of its knowledge and belief, all fees due to the Trustee under the Trust Agreement have been paid and that all costs and expenses of the Trustee required to be reimbursed by the Reinsurer have been reimbursed. If after the date hereof the Trustee presents an invoice for any such fees, costs or expenses, the amount payable pursuant to such invoice shall be for the account of the Reinsurer.

12. Upon any request made by any Party to another Party, the Party receiving such request shall promptly deliver to the requesting Party any information reasonably required in order for such Party to account for the transactions contemplated by this Commutation Agreement in its financial statements.

13. Each Party shall bear its own costs and expenses in connection with the preparation, negotiation, execution, delivery and performance of this Commutation Agreement.

14. Except as explicitly stated herein, nothing in this Commutation Agreement shall be deemed to create any right in any person or entity that is not a Party, and this Commutation Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any such third party.

15. If it is found in a final judgment by an arbitrator or a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (b) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

16. In the event that following the execution and delivery of this Commutation Agreement and consummation of the transactions contemplated herein, including, without limitation, payment of the Settlement Amount and the release of the Parties from their liabilities under the Reinsurance Agreements and Trust Agreement, including, without limitation, those arising under the Reinsured Policies, the Settlement Amount shall be rescinded, or must otherwise be restored or returned, and is in fact rescinded, restored and/or returned, or the release of either Party’s obligations under the Reinsurance Agreements, Trust Agreement and/or Reinsured Policies (or any of them) is rescinded or voided, upon the insolvency, bankruptcy, dissolution, liquidation, rehabilitation or reorganization of the Reinsurer or the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Reinsurer or the Company or any substantial part of its property, then the Parties shall be restored in all respects to their respective positions under the Reinsurance Agreements, the Trust Agreement and the Reinsured Policies as if this Commutation Agreement had not been executed and delivered, the Settlement Amount had not been paid and the Parties not released as herein provided; provided always that nothing in this paragraph 16 shall apply unless and until the full Settlement Amount has been returned to the Reinsurer.

17. All representations, warranties, covenants, liabilities and obligations of AAC and Ambac Assurance UK Limited under this Commutation Agreement shall be joint and several, whether so expressed or not.

18. This Commutation Agreement constitutes the entire agreement between the parties as respects its subject matter and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, by and among the parties and their respective affiliates, representatives and agents in respect of the subject matter hereof. The parties agree to cooperate to cause to be done, executed, acknowledged and delivered, each and every such further act, conveyance and assurance reasonably required in order to accomplish the purpose of this Commutation Agreement. This Commutation Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This Commutation Agreement may not be modified or amended, except by written instrument executed by each of the parties hereto.

19. This Commutation Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law.

20. Each of the Parties hereby irrevocably consents to submit to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, for any lawsuits, actions or other proceedings arising out of or relating to this Commutation Agreement and agrees not to commence any such lawsuit, action or other proceeding except in such courts. The Parties further agree that service of any process, summons, notice or document by certified or registered mail to the recipient’s address set forth in the Surplus Share Reinsurance Agreement, dated as of April 1, 2007, between the Company and the Reinsurer shall be effective service of process for any lawsuit, action or other proceeding brought against such recipient in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Commutation Agreement in the courts of the State of New York and the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The Parties further agree that no arbitration provision contained in any of the Reinsurance Agreements shall apply to this Commutation Agreement.

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IN WITNESS HEREOF, the parties hereto have caused this Commutation Agreement to be executed, in duplicate, by their duly authorized representatives as of the date first above written.

AMBAC ASSURANCE CORPORATION		RADIAN ASSET ASSURANCE INC.

By:	/s/ Iain Bruce	By:	/s/ David J. Beidler

Its:	Managing Director	Its:	President

Date:	20 July 2009	Date:	July 20, 2009

AMBAC ASSURANCE UK LIMITED

By:	/s/ Kevin J. Doyle

Its:	Senior VP

Date:	7/20/09

APPENDIX A-1

Schedule of Reinsurance Agreements to be commuted

1.	Municipal Bond Facultative Reinsurance Agreement effective as of December 31, 1986 between AAC (as successor to AMBAC Indemnity Corporation) and the Reinsurer (as ultimate successor to Enhance Reinsurance Company);

2.	Municipal Bond Reinsurance Agreement dated as of January 1, 1987 between AAC (as successor to AMBAC Indemnity Corporation) and the Reinsurer (as ultimate successor to Enhance Reinsurance Company);

3.	1987 Municipal Bond Quota Share Agreement dated as of January 1, 1987 between AAC (as successor to AMBAC Indemnity Corporation) and the Reinsurer (as ultimate successor to Enhance Reinsurance Company);

4.	1990 Pro Rata Reinsurance Agreement dated as of January 1, 1990 between AAC (as successor to AMBAC Indemnity Corporation) and the Reinsurer (as ultimate successor to Enhance Reinsurance Company);

5.	Facultative Reinsurance Agreement dated as of November 17, 1994 between AAC (as successor to AMBAC Indemnity Corporation) and the Reinsurer (as ultimate successor to Enhance Reinsurance Company);

6.	1995 Pro Rata Reinsurance Agreement dated as of January 1, 1995 between AAC (as successor to AMBAC Indemnity Corporation) and the Reinsurer (as ultimate successor to Enhance Reinsurance Company);

7.	Facultative Reinsurance Agreement dated as of January 1, 2001 between AAC and the Reinsurer (as ultimate successor to Enhance Reinsurance Company);

8.	Facultative Reinsurance Agreement dated as of August 13, 2002 between AUK and the Reinsurer (as ultimate successor to Radian Reinsurance Inc.);

9.	Surplus Share Reinsurance Agreement, dated as of March 1, 2005, between AAC and the Reinsurer;

10.	Amended and Restated Surplus Share Reinsurance Agreement, dated as of April 1, 2005, between the Company and the Reinsurer;

11.	Second Amended and Restated Surplus Share Reinsurance Agreement, dated as of April 1, 2006, between the Company and the Reinsurer; and

12.	Surplus Share Reinsurance Agreement, dated as of April 1, 2007, between the Company and the Reinsurer;

each as amended, supplemented or otherwise modified.

APPENDIX A-2

Schedule of reinsurance agreements to be retained

1.	Risk Sharing Agreement Basic Terms and Conditions, dated as of May 30, 2001, between AAC and the Reinsurer (as ultimate successor to Enhance Reinsurance Company); and

2.	Risk Sharing Agreement Basic Terms and Conditions, dated as of December 8, 1998, between AAC, MBIA Insurance Company and the Reinsurer (as ultimate successor to Enhance Reinsurance Company);

each as amended, supplemented or otherwise modified.

APPENDIX B

Wire Instructions

[redacted]

APPENDIX C

Form of Receipt of Settlement Amount

[Date]

Radian Asset Assurance Inc.

335 Madison Avenue

New York, New York 10017

Re: Receipt of Settlement Amount

Ladies and Gentlemen:

Reference is made to the Commutation and Release Agreement, effective as July 1, 2009 (the “Commutation Agreement”), by and between Ambac Assurance Corporation, Ambac Assurance UK Limited and Radian Asset Assurance Inc. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Commutation Agreement.

The undersigned, on behalf of the Company, hereby confirms receipt of the Settlement Amount on July    , 2009.

Sincerely,

AMBAC ASSURANCE CORPORATION

By
Name:
Title: